EXHIBIT 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

I, Todd M. Hornbeck, President and Secretary of Hornbeck Offshore Services, Inc. (the “Corporation”), do hereby certify on behalf of the Corporation as follows:

ARTICLE ONE

That the name of the Corporation is Hornbeck Offshore Services, Inc.

ARTICLE TWO

That the Certificate of Incorporation of the Corporation was originally filed under the name of HV Marine Services, Inc., with the Secretary of State, Delaware, on the 2nd day of June, 1997, subsequently restated on the 30th day of December, 1997, a Certificate of Amendment of Certificate of Incorporation was then filed with the Secretary of State, Delaware on the 1st day of December, 1999 whereby the Corporation’s name was changed to HORNBECK-LEEVAC Marine Services, Inc., and then a subsequent Certificate of Amendment to Certificate of Incorporation was filed with the Secretary of State, Delaware on the 29th day of May, 2002 changing the Corporation’s to Hornbeck Offshore Services, Inc.

Pursuant to section 245(b) of the Delaware General Corporation Law, the Second Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors. The Second Restated Certificate of Incorporation only restates and integrates prior amendments to the Corporation’s Restated Certificate of Incorporation and does not further amend the provisions of the Corporation’s Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Second Restated Certificate of Incorporation.

That the text of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby restated by this certificate, to read in full, as follows:

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

ARTICLE ONE

The name of the Corporation is Hornbeck Offshore Services, Inc.

ARTICLE TWO

The street address of its initial registered office in Delaware is 1209 Orange Street, Wilmington, Delaware 19805 and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Section 1.    General.

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) will be shares of common stock, par value $.01 per share (“Common Stock”), and five million (5,000,000) will be shares of preferred stock, par value $.01 per share (“Preferred Stock”). Effective as of 5:00 p.m., eastern time, on March 5, 2004 (the “Effective Time”), a one-for-two and one-half reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each two and one-half shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof and shall represent one share of common stock from and after the Effective Time. No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional share to which the stockholder would otherwise be entitled as a result of the stock split, the Corporation shall issue one share of the Corporation’s common stock to such stockholder.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions, of Common Stock and Preferred Stock are as follows:

Section 2.    Common Stock.

2.1 Dividend rights. Subject to provisions of law and the preferences of Preferred Stock and of any other stock ranking prior to Common Stock as to dividends, the holders of

Common Stock will be entitled to received dividends when, as and if declared by the board of directors.

2.2 Voting Rights. Except as provided by law and pursuant to this Article Four, the holders of Common Stock will have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by law, by the certificate of incorporation or by resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of Common Stock will have sole voting power.

2.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provisions for payment of the debts and other liabilities of the Corporation and the preferential amounts of which the holders of any stock ranking prior to Common Stock in the distribution of assets are entitled upon liquidation, the holders of Common Stock and the holders of any other stock ranking on a parity with Common Stock in the distribution of assets upon liquidation will be entitled to share in the remaining assets of the Corporation according to their respective interests.

Section 3.    Preferred Stock.

3.1 Authority of the Board of Directors to Issue in Series. Preferred Stock may be issued from time to time in one or more series. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law, including, but not limited to, the following:

(a) The number of shares of such series, which may subsequently be increased, except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of such series, or decreased, to a number not less than the number of shares then outstanding, by resolution or resolutions of the Board of Directors, and the distinctive designation thereof;

(b) The dividend rights of such series, the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, as to dividends, the extent, if any to which shares of such series will be entitled to participate in dividends with shares of any other series or class of stock, whether dividends on shares of such series will be fully, partially or conditionally cumulative, or a combination thereof, and any limitations, restrictions or conditions on the payment of such dividends;

(c) The rights of such series, and the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the extent, if any, to which shares of any such series will be entitled to participate in such event with any other series or class of stock;

(d) The time or times during which, the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

(e) The terms of any purchase, retirement or sinking fund which may be provided for the shares of such series;

(f) The terms and conditions, if any, upon which the shares of such series will be convertible into or exchangeable for shares of any other series, class or classes, or any other securities, to the full extent now or hereafter permitted by law;

(g) The voting powers, if any, of such series in addition to the voting powers provided by law.

3.2 Limitation on Dividend. No holders of any series of Preferred Stock will be entitled to receive any dividends thereon other than those specifically provided for by the certificate of incorporation or the resolution or resolutions of the board of directors providing for the issue of such series of Preferred Stock, nor will any accumulative dividends on Preferred Stock bear any interest.

3.3 Limitation on Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series will be entitled to receive only such amount or amounts as will have been fixed by the certificate of incorporation or by the resolution or resolutions of the board of directors providing for the issuance of such series. A consolidation or merger of the Corporation with or into one or more other corporations or a sale, lease or exchange of all or substantially all of the assets of the Corporation will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up, within the meaning of this article.

ARTICLE FIVE

The number of directors constituting the Board of Directors shall be fixed from time to time as provided in the Restated Bylaws or amendments thereto.

No more than twenty-five percent of the directors of the Corporation may be non-United States citizens.

The Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The terms of office of directors of the first class are to expire at the first annual meeting of stockholders after their election or appointment, that of the second class is to expire at the second annual meeting after their election or appointment, and that of the third class is to expire at the third annual meeting after their election or appointment. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected.

This classified board provision shall not be altered or repealed without the affirmative vote of the holders of at least 80% of the shares entitled to vote in the election of directors. The Directors may not amend or repeal the classified board provision.

ARTICLE SIX

The period of duration of the Corporation is perpetual.

ARTICLE SEVEN

The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The Restated Bylaws, as effective upon the filing of the Restated Certificate of Incorporation on December 30, 1997, may be altered, amended or repealed, or new bylaws may be adopted by the Board of Directors, subject to the right of the stockholders to alter and/or repeal the Restated Bylaws or adopt new bylaws and provided that the following language of the Restated Bylaws shall only be altered, amended, repealed or replaced by new bylaws by the affirmative vote of the holders of at least eighty percent (80%) of the Corporation’s capital stock entitled to vote thereon: Section 3.1 Annual Meeting; Section 3.2 Special Meetings; Section 4.1 Number, Qualification and Term; Section 4.2 Removal (or in each case any successor or replacement language addressing substantially the same topic).

ARTICLE EIGHT

The Corporation shall indemnify its officers and directors under the circumstances and to the full extent permitted by law.

ARTICLE NINE

Meetings of stockholders may be held within or without the State of Delaware, as the Restated Bylaws may provide. The books of the Corporation may be kept (subject to any provisions of the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Restated Bylaws of the Corporation.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The affirmative vote or consent of the holders of not less than 66-2/3% of each class of the outstanding stock of the Corporation entitled to vote in elections of directors of the Corporation is required to approve or authorize any (i) merger or consolidation of the Corporation with any other corporation or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person, or entity; or (iii) the liquidation of the Corporation.

Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.

ARTICLE TWELVE

Section 1.    Purpose and effectiveness.

The purpose of this Article Twelve is to limit ownership and control of shares of any class of capital stock of the Corporation by Aliens in order to permit the Corporation and/or its Subsidiaries or Controlled Persons to conduct their business as U.S. Maritime Companies.

Section 2.    Restriction on transfers.

Any transfer, or attempted or purported transfer, of any shares of any class of capital stock issued by the Corporation or any interest therein or right thereof, which would result in the ownership or control by one or more Aliens of an aggregate percentage of the shares of any class of capital stock of the Corporation or of any interest therein or right thereof in excess of the Permitted Percentage will, until such excess no longer exists, be void and will be ineffective as against the Corporation and the Corporation will not recognize, to the extent of such excess, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer of such excess to a person who is not an Alien; provided, however, that such shares, to the extent of such excess, may nevertheless be deemed to be Alien owned shares for the purposes of this Article Twelve.

The Board of Directors is hereby authorized to adopt such bylaws and resolutions, and to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of the Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article Twelve, including without limitation, obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other proof as to the identity of existing or prospective stockholders and persons on whose behalf shares of any class of capital stock of the Corporation or any interest therein or right thereof are or are to be held or establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of Common Stock or Preferred Stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof is owned or controlled by an Alien.

Section 3.    Suspension of voting, dividend and distribution rights with respect to alien owned stock.

No shares of the outstanding capital stock of the Corporation or any class thereof held by or for the benefit of any Alien determined to be in excess of the Permitted Percentage in accordance with this Section 3 of this Article Twelve (such shares referred to herein as the “Excess Shares”) will, until such excess no longer exists, be entitled to receive or accrue any rights with respect to any dividends or other distributions of assets declared payable or paid to the holders of such capital stock during such period. Furthermore, no Excess Shares will be entitled to vote with respect to any matter submitted to stockholders of the Corporation so long as such excess exists. If Excess Shares exist, the shares deemed included in such Excess Shares for purposes of this Section 3 of this Article Twelve will be those Alien owned shares that the Board of Directors determines became so owned most recently.

Section 4.    Redemption of Shares.

The Corporation, by action of the Board of Directors, shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:

(1) the per share redemption price to be paid for the Excess Shares shall be the sum of (A) the Fair Market Value of such shares of capital stock plus (B) an amount equal to the amount of any dividend or distribution declared in respect of such shares prior to the date on which such shares are called for redemption and which amount has been withheld by the Corporation pursuant to Section 3 of this Article Twelve (the “Redemption Price”);

(2) the Redemption Price shall be paid either in cash (by bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board of Directors, in its discretion;

(3) the Excess Shares to be redeemed shall be selected in the same manner as provided in Section 3 above and shall not exceed the number necessary to reduce the percentage of shares of capital stock of the Corporation or any class thereof owned by Aliens, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed so as not to be required to redeem or issue fractional shares;

(4) written notice of the date of redemption (the “Redemption Date”) together with a letter of transmittal to accompany certificates evidencing shares of stock which are surrendered for redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the Redemption Date to each holder of record of the selected shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”);

(5) the Redemption Date (for purposes of determining right, title and interest in and to shares of capital stock being selected for redemption) shall be the later of (A) the date specified as the redemption date in the Redemption Notice given to record holders (which date shall not be earlier than the date such notice is given) or (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such record holders;

(6) each Redemption Notice shall specify (A) the Redemption Date, as determined pursuant to clause (5) of this Section 4, (B) the number and class of shares of capital stock to be redeemed from such holder (and the certificate number(s) evidencing such shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and (F) the fact that all right, title and interest in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price;

(7) from and after the Redemption Date, all right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Corporation as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Redemption Price; and

(8) upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof.

Section 5.    Severability.

Each provision of this Article Twelve is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Twelve is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Twelve shall not be affected, and this Article Twelve shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.

Section 6.    Definitions.

“Alien” means (1) any person (including an individual, a partnership, a corporation, a limited liability company or an association) who is not a United States citizen, within the meaning of Section 2 of the Shipping Act, 1916, as amended or as it may hereafter be amended; (2) any foreign government or representative thereof; (3) any corporation, the chief executive officer by any title or chairman of the board of directors of which is an Alien, or of which more than a minority of the number of its directors necessary to constitute a quorum are Aliens; (4) any corporation organized under the laws of any foreign government; (5) any corporation of which 25% or greater interest is owned beneficially or of record, or may be voted by, an Alien or Aliens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by an Alien or Aliens (the Board of Directors being authorized to determine reasonably the meaning of “control” for this purpose); (6) any partnership, limited liability company, or association which is controlled by an Alien or Aliens; or (7) any person (including an individual, partnership, corporation, limited liability company or association) who acts as representative of or fiduciary for any person described in clauses (1) through (6) above.

“Controlled Person” means any corporation, limited liability company or partnership of which the Corporation or any Subsidiary owns or controls an interest in excess of 25%.

“Fair Market Value” shall mean the average Market Price of one share of stock for the 20 consecutive trading days next preceding the date of determination. The “Market Price” for a particular day shall mean (i) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc. (“NYSE”) composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing “bid” and “asked” prices on such day in the over-the-counter market as reported by NASDAQ or, (B) if “bid” and “asked” prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the “bid” and “asked” prices for such day as furnished by any NYSE member firm regularly making a market in and for the Common Stock. If the Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock as determined in good faith by the Board of Directors, which determination shall be conclusive.

“Permitted Percentage” means twenty percent of the outstanding shares of the capital stock of the Corporation, or any class thereof.

“Redemption Notes” shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory note as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory note.

“Subsidiary” means any corporation or limited liability company more than 50% of the outstanding equity interest of which is owned by the Corporation or any Subsidiary of the Corporation.

“U.S. Maritime Company” means any corporation or other entity which, directly or indirectly (1) owns or operates vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (2) owns or operates any vessel built with construction differential subsidies from the United States Government (or any agency thereof); (3) is a party to a maritime security program agreement with the United States Government (or any agency thereof) on account of ships owned, charted or operated by it; (4) owns any vessel on which there is a preferred mortgage issued in connection with Title XI of the Merchant Marine Act, 1936, as amended; (5) operates vessels under agreement with the United States Government (or any agency thereof); (6) conducts any activity, takes any action or receives any benefit which would be adversely affected under any provision of the U.S. maritime, shipping or vessel documentation laws by virtue of Alien ownership of its stock; or (7) maintains a Capital Construction Fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended.

ARTICLE THIRTEEN

The Certificate of Incorporation of the Corporation can only be amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the shares entitled to vote thereon unless a greater percentage is stated herein.

In witness whereof, the undersigned being a duly authorized officer of the Corporation executed this Second Restated Certificate of Incorporation on this the 5th day of March, 2004.

HORNBECK OFFSHORE SERVICES, INC., a Delaware corporation

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, President

CERTIFICATE OF AMENDMENT

TO THE

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

Hornbeck Offshore Services, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Hornbeck Offshore Services, Inc. The Corporation was duly incorporated in the State of Delaware on June 2, 1997.

2.	Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Second Restated Certificate of Incorporation of the Corporation adds a new ARTICLE FOURTEEN which reads as follows:

“No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Fourteen shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or any successor statute, or (iv) for any transaction from which a director derived an improper personal benefit. This Article Fourteen shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date that this Article Fourteen becomes effective.

3.	This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Second Restated Certificate of Incorporation on behalf of Hornbeck Offshore Services, Inc. on this 4th day of May, 2005.

By:	/s/Todd M. Hornbeck
Todd M. Hornbeck
President and Chief Executive Officer